UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
NETFLIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PROXY STATEMENT SUPPLEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement Supplement (the “Supplement”) amends and supplements the definitive proxy statement of Netflix, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2022 (the “Proxy Statement”) for the Company’s 2022 Annual Meeting of Stockholders to be held on June 2, 2022 (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about May 23, 2022.

This Supplement corrects the effect of broker non-votes on Proposals Two, Three, and Four, and clarifies that nominees have discretionary voting power for Proposal Five. The Proxy Statement stated that broker non-votes would not affect the outcome of voting on Proposals One through Eight. However, the required vote to approve Proposals Two, Three and Four is the affirmative vote of the holders of 66 2/3% of the voting power of the shares of voting stock entitled to vote generally in the election of directors, voting together as a single class. Accordingly, a “broker non-vote” has the same effect as a vote against Proposals Two, Three and Four.

The Company hereby revises paragraphs four and five of the section entitled, “Voting and Solicitation” in the Proxy Statement to read in its entirety as follows:

“The required quorum for the transaction of business at the Annual Meeting is the presence via the internet or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against Proposals Two through Eight, and a “broker non-vote” will have the same effect as a vote against Proposals Two, Three and Four. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to any proposal. Thus, a broker non-vote will not affect the outcome of the voting on proposals, other than Proposals Two, Three and Four. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Nominees have discretionary voting power for Proposal Five.

If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement), any of the management proposals (Proposals Two, Three, Four and Five of this Proxy Statement), advisory approval of executive officer compensation (Proposal Six of this Proxy Statement), or any of the stockholder proposals (Proposals Seven and Eight of this Proxy Statement). If you hold your shares in “street name” and you do not instruct your bank or broker how to vote, no vote will be cast on your behalf on these proposals, other than Proposal Five, which is considered a discretionary matter.”

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all the information that you should read and consider before voting at the Annual Meeting, and the Proxy Statement contains other important additional information. We encourage you to read the Supplement together with the Proxy Statement.

If you have already voted, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.